MSGI to Provide Plan to Nasdaq Stock Market for Correcting Deficiency

New York, New York, October 21, 2004 - Media Services Group, Inc. (Nasdaq: MSGI) today announced that it has received a request for review from the Nasdaq Stock Market regarding its plan to increase stockholders equity from the $2,200,580 reported on its Annual Report on Form 10-K and 10-K/A for the year ended June 30, 2004.

Nasdaq Marketplace Rule 4310 (c)(2)(b) requires that the Company have a minimum of $2,500,000 in stockholders equity or $35,000,000 in market value of listed securities or $500,000 of net income from continuing operations.

The Company intends to provide a plan to the Nasdaq Stock Market indicating how it expects to correct the $300,000 deficiency. It is the Company's strong belief that the deficiency will be corrected within the current quarter for the period ended December 31, 2004.

The Company's Annual Report on Form 10-K and 10-K/A for the year ended June 30, 2004 included a going concern qualification within the audit opinion. While the Company ended the fiscal year with $2,548,598 in cash on the balance sheet, the auditors noted that the current operations of the Company represent new businesses, the results of which could be unpredictable.

About Media Services Group, Inc.
Media Services Group, Inc. (Nasdaq: MSGI) is a proprietary solutions provider developing a global combination of innovative emerging businesses that leverage information and technology. MSGI is currently comprised of two operating companies; Future Developments America and Innalogic. The company is principally focused on the homeland security, public safety and surveillance industry. Their corporate headquarters is located in New York, with regional offices in Washington, DC, and Calgary. The corporate telephone is: 917-339-7134. Additional information is available on the company's website: http://www.mediaservices.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.